Exhibit 8.2

September 26, 2011

Board of Directors

Allozyne, Inc.

1600 Fairview Ave E., Suite 300

Seattle, WA 98102

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of FV Acquisition Corp. (“Merger Sub”), a Delaware corporation and a direct wholly owned subsidiary of Poniard Pharmaceuticals, Inc. (“Acquiror”), a Washington Corporation, with and into Allozyne, Inc. (“Company”), a Delaware Corporation, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of June 22, 2011, among Acquiror, Merger Sub, and Company, including all exhibits and attachments thereto (the “Agreement”). Any capitalized terms used but not defined herein have the meaning given to such terms in the Agreement.

In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement, and the Form S-4 to be filed by Acquiror with the SEC on September 26, 2011 (the “SEC Document”), in each case as amended through the date hereof. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Acquiror, Merger Sub, and Company.

Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Agreement and the SEC Document, (2) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof, (3) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Agreement and the SEC Document, (4) that the applicable law in effect as of the Effective Time will be the same as the applicable law in effect as of the date hereof, (5) the accuracy of the representations, both as of the date hereof and as of the Effective Time and thereafter, as applicable (i) made by Acquiror, on behalf of itself and Merger Sub, set forth in the representation letter delivered to us by Acquiror, dated as of the date hereof and (ii) made by Company set forth in the representation letter delivered to us by Company, dated as of the date hereof, and (6) that any representations made in such certificates which are qualified by knowledge or qualifications of like import are, and will be, accurate without such qualifications.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set

Board of Directors

Allozyne, Inc.

September 26, 2011

forth below, we hereby confirm our opinion set forth in the SEC Document under the heading “Material United States Federal Income Tax Consequences of the Merger.” Furthermore, based upon the foregoing and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that the discussion in the SEC Document under the heading “Material United States Federal Income Tax Consequences of the Merger,” to the extent it reflects statements of law or legal conclusions with respect to the material United States federal income tax consequences of the Merger generally applicable to Company shareholders who hold their shares of Company capital stock as capital assets at the effective time of the Merger and who exchange their shares for shares of Acquiror common stock, including, as applicable, cash in lieu of fractional shares of Acquiror common stock in the Merger, is accurate in all material respects.

Our opinion concerning certain of the U.S. federal tax consequences of the Merger is limited to the specific U.S. federal income tax consequences presented above. No opinion is expressed as to any transaction other than the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger.

Our opinion is based on the current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “Service”) and case law, all as currently in effect and any of which may be changed at any time, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind. No assurance can be given that a contrary position will not be successfully asserted by the Service. No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. Further, if the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.

Board of Directors

Allozyne, Inc.

September 26, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and the references to our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/S/ FENWICK & WEST LLP